INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-44909 of Smith Breeden Trust on Form N-1A of our report dated May 12, 2000 for
Smith Breeden U.S. Equity Market Plus Fund of the Smith Breeden
Trust, appearing in the annual report to shareholders of Smith Breeden Mutual Funds for the year ended March 31, 2000, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Experts" and "Independent Public Accountants" appearing in the Statement of Additional Information, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
New York, New York
June 2, 2000